EXHIBIT 11.0

                   KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER COMMON SHARE

                                                   Three months ended
                                                       March 31,
                                                    1994       1993
                                                    ($ in thousands,
                                                         except
                                                   per share amount)
     Primary:
         Net earnings                               $ 2,897    3,845
                                                    -------   ------
                                                    -------   ------
     Fully Diluted:
       Net earnings                                 $ 2,897    3,845
       Elimination of interest expense
         applicable to $50 million of 7 1/4%
         convertible subordinated debentures,
         net of tax                                      --      598
                                                    -------   ------
           Net earnings                             $ 2,897    4,443
                                                    -------   ------
                                                    -------   ------
     Primary shares:
       Weighted average number of common shares
         outstanding                                 28,382   22,801
       Common equivalent shares for dilutive
         effect of assumed exercise of stock
         options                                        315      251
                                                    -------   ------
                                                     28,697   23,052
                                                    -------   ------
                                                    -------   ------
     Fully diluted shares:
       Weighted average number of common shares
         outstanding                                 28,382   22,801
       Common equivalent shares for dilutive
         effect of assumed exercise of stock
         options                                        305      257
       Shares applicable to $50 million of
         7-1/4% convertible subordinated
         debentures, converted at $11.125                --    4,494
                                                    -------   ------
                                                     28,687   27,552
                                                    -------   ------
                                                    -------   ------
     Earnings per share of common stock:
       Primary                                      $   .10      .17
       Fully diluted                                $   .10      .16